Exhibit 10.1

Execution Version

MUTUAL TERMINATION OF MERGER AGREEMENT

This Mutual Termination of Merger Agreement (this “Agreement”), dated as of August 12, 2022, is entered into by and among 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X Magic First Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), 10X Magic Second Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”), and Prime Blockchain Inc., a Delaware corporation (the “Company”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, on March 31, 2022, Acquiror and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acquiror, First Merger Sub, Second Merger Sub, and the Company. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, pursuant to Section 10.01(a) of the Merger Agreement, the Merger Agreement may be terminated, and the transactions contemplated thereby abandoned, by mutual written consent of Acquiror and the Company; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the Merger Agreement, effective as of August 12, 2022 (the “Termination Date”), pursuant to Section 10.01(a) of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of Acquiror and the Company agree as follows:

Section 1. Termination of the Merger Agreement.

a.	The Merger Agreement is hereby terminated, effective as of the Termination Date (the “Merger Agreement Termination”).

b.	The Parties hereby acknowledge and agree that, upon termination of the Merger Agreement, the Support Agreements shall, without further action, terminate and be of no further force and effect.

c.	The Parties hereby acknowledge and agree that the Merger Agreement is terminated pursuant to Section 10.01(a) of the Merger Agreement.

Section 2. Survival. In accordance with the terms set forth in Section 10.02 of the Merger Agreement, the provisions of Sections 6.04, 8.04, 10.02 and Article XI of the Merger Agreement (the “Surviving Provisions”) and that certain Confidentiality Agreement and any other Section or Article of the Merger Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall survive the Merger Agreement Termination.

Section 3. Public Communications.

a.    None of Acquiror, the Company, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Merger Agreement Termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is (i) required by applicable Law or legal process

(including pursuant to Federal Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith) or (ii) made in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other person.

b.    The Parties acknowledge and agree that, following the execution of this Agreement, Acquiror shall file a Current Report on Form 8-K (the “Current Report”) reporting the execution of this Agreement in a form mutually agreed by the Parties; provided that in no event shall the Current Report be filed later than four (4) business days after the date on which this Agreement is executed.

c.    For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the Merger Agreement Termination to their respective Affiliates, and its and their respective directors, officers, present and future employees, managers, advisors, direct and indirect investors, prospective investors and partners without the consent of the other Party; provided, that neither Party nor any of its Affiliates shall make any such announcement that could be understood as disparaging the business or conduct of the other Party or such other Party’s Affiliates, or its and their respective directors, officers, present and future employees, managers, advisors, direct and indirect investors, potential investors and partners or that is intended to harm the business or reputation of the other Party or such other Party’s Affiliates.

Section 4. Release.

a.    Acquiror, for itself, and on behalf of its Affiliates, including First Merger Sub and Second Merger Sub, and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Acquiror Releasing Parties”), hereby absolutely, forever and fully releases and discharges the Company and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (the “Company Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated by the Merger Agreement, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or the Ancillary Agreements (the “Acquiror Released Claims”); provided, however, that if a person or entity that is not a party to the Merger Agreement or this Agreement (other than any Affiliate of Acquiror) makes a claim of any sort against Acquiror or both Acquiror and the Company, this Agreement does not (i) bar Acquiror from seeking indemnity or contribution from the Company or (ii) bar the Company from opposing any claim by Acquiror for indemnity or contribution.

b.    The Company, for itself, and on behalf of its Affiliates, and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Company Releasing Parties” and, together with the Acquiror Releasing Parties, the “Releasing Parties”), hereby absolutely, forever and fully releases and discharges Acquiror and its Affiliates, including First Merger Sub and Second Merger Sub, and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (the “Acquiror Released Parties” and, together with the Company Released Parties, the “Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated by the Merger Agreement, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or the Ancillary Agreements (the “Company Released Claims” and, together with the Acquiror Released Claims, the “Released Claims”); provided, however, that if a person or entity that is not a party to the Merger Agreement or this Agreement (other than any Affiliate of the Company) makes a claim of any sort against the Company or both Acquiror and the Company (a “Third Party Claim”), this Agreement does not (i) bar the Company from seeking indemnity or contribution from Acquiror or (ii) bar Acquiror from opposing any claim by the Company for indemnity or contribution; provided, further, that, for and in consideration of Acquiror entering into this Agreement, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, (i) the Company does not have any right, title, interest or claim of any kind in or to any monies in the trust account (the “Trust Account”) established in connection with Acquiror’s initial public offering with respect to any Released Claim or any Third Party Claim; and (ii) the Company will not seek recourse against the Trust Account with respect to any Released Claim or Third Party Claim.

c.    Each Party, on behalf of itself and its related Releasing Parties, hereby covenants to the other Party not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Affiliates or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Party relating to any Released Claim.

Section 5. Further Assurances. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its Representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the termination of the Merger Agreement contemplated herein.

Section 6. Allocation of Expenses. In accordance with Section 11.05 of the Merger Agreement, each Party shall pay its own expenses incurred in connection with the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Merger Agreement, this Agreement or any Ancillary Agreement and all other matters related to the consummation of the transactions contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement.

Section 7. Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that (a) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party and (b) this Agreement, assuming due authorization, execution and delivery by the other Party, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 8. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

Section 9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 11. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Acquiror and the Company.

Section 12. Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 13. General Provisions. The provisions of Article XI of the Merger Agreement, to the extent not already set forth in this Agreement, are incorporated herein by reference and form a part of this Agreement as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

10X CAPITAL VENTURE ACQUISITION CORP. II

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

10X MAGIC FIRST MERGER SUB, INC.

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

10X MAGIC SECOND MERGER SUB, LLC

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

PRIME BLOCKCHAIN INC.

By:	/s/ Ryan Fang
Name:	Ryan Fang
Title:	Chief Strategy Officer

[Signature Page to Termination Agreement]